EXHIBIT 99

From:	Corporate Communications	FOR IMMEDIATE RELEASE
Exelon Corporation
P.O. Box 805379
Chicago, IL 60680-5379

Contact:
Media Relations: Don Kirchoffner, 312.394.3001
Investor Relations: Michael Metzner, 312.394.7696

Exelon Reorganizes Senior Management Team

Chicago (February 23, 2005) – John W. Rowe, chairman, president and CEO of Exelon Corporation, today announced that John F. Young, 48, executive vice president, Exelon and president, Exelon Generation, has been appointed as executive vice president, finance and markets, Exelon. J. Barry Mitchell, 57, is promoted to chief financial officer for Exelon and will continue as senior vice president, treasurer, reporting to Young.

In addition, Jack Skolds, 54, executive vice president, Exelon and president, Exelon Energy Delivery, takes on the additional responsibility of president, Exelon Generation, replacing Young.

The appointments, effective March 1, 2005, follow the departure of Executive Vice President and Chief Financial Officer Robert S. Shapard, effective February 28, 2005. Young and Skolds will report directly to Rowe.

“Bob Shapard’s departure left a hole to fill, but also an opportunity to recognize the depth of talent we now have and to maintain the flexibility we need to provide opportunities for talented people at PSEG,” said Rowe. “John Young and Jack Skolds have immense commercial and operating experience in the utility industry. With John heading both finance and trading, and Jack heading both delivery and generation operations, the company will get maximum value from their different experiences.”

“Barry Mitchell brings the financial experience and depth to make sure that we maintain the discipline we have promised and delivered. Randy Mehrberg, executive vice president, corporate development, strategy and general counsel, who has been named chief integration officer, will be making certain that we are ready to make the PSEG merger work when it is approved,” said Rowe.

Finance and Markets

In his new role, Young will be responsible for Exelon’s entire financial organization as well as the company’s power marketing operations. Mitchell continues to be responsible for treasury and internal audit, and will now be responsible for the controller organization and taxes.

Also reporting to Young will be Ian McLean, executive vice president, Exelon and president, Exelon Power Team; Robert K. McDonald, who has been promoted to senior vice president, will remain responsible for planning and continues to serve as chief risk officer, Exelon; William D. Arndt, senior vice president, financial operations, Exelon; and Michael Metzner, vice president, investor relations and shareholder services, Exelon.

As president of Exelon Generation since July 2004, Young was responsible for Exelon Nuclear, which operates the nation’s largest nuclear generation fleet; Exelon Power, which owns and operates fossil and hydro generation stations; and Power Team, Exelon’s power marketing operation. He came to Exelon Power as chief operating officer in March of 2003 and was promoted to president of Exelon Power two months later.

Prior to joining Exelon, Young was senior vice president at Sierra Pacific Resources Corporation. From 1983 until 2000, Young held a series of steadily more responsible positions with the Southern Company. During his tenure at Southern, Young had investor relations and capital markets responsibilities in New York. His final role was as executive vice president of Southern Generation. A 1978 mechanical engineering graduate of the U.S. Naval Academy, Young joined Southern after serving five years in the Navy.

Operations

Skolds will now oversee Exelon Generation, including its nuclear and fossil operations, and will continue to be responsible for the overall strategic leadership and performance of Exelon Energy Delivery’s two operating units, ComEd and PECO Energy.

Reporting to Skolds in his role as president, generation will be Christopher M. Crane, senior vice president, Exelon, president and chief nuclear officer, Exelon Nuclear, and president and chief executive officer, AmerGen. Also reporting to Skolds is Mark Schiavoni, senior vice president, Exelon Generation and president, Exelon Power. Frank M. Clark, in his role as president of ComEd, and Denis P. O’Brien, president of PECO Energy, will continue to report to Skolds in his role as president, energy delivery along with Skolds’ other direct reports.

Prior to serving as president of Exelon Energy Delivery, Skolds served as president and chief nuclear officer of Exelon Nuclear. He joined the company in August 2000, before the merger between Unicom and PECO, as senior vice president of Unicom and ComEd, and chief operating officer of ComEd’s Nuclear Generation Group.

Skolds came to Exelon from South Carolina Electric and Gas (SCE&G) where he held several positions, including president and chief operating officer (1996-2000) and senior vice president, generation (1995-1996).

He graduated with distinction from the U.S. Naval Academy and received an MBA from the University of South Carolina.

Senior Management

Other senior leadership continuing in their roles and reporting to Rowe are: Frank M. Clark, executive vice president and chief of staff, Exelon and president, ComEd; Randall E. Mehrberg, executive vice president, corporate development, strategy and general counsel, Exelon; Elizabeth A. Moler, executive vice president, government and environmental affairs and public policy, Exelon; S. Gary Snodgrass, executive vice president and chief human resources officer, Exelon; and Pamela B. Strobel, executive vice president and chief administrative officer, Exelon and president, Exelon Business Services Company.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.1 million customers and more than $14 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.